Plastic2Oil CEO and President Provides Review and Update to Shareholders

NIAGARA FALLS, NY / DECEMBER 29, 2016 – Plastic2Oil Inc. (OTCQB: PTOI):

To our valued Plastic2Oil shareholders, As 2016 draws to a close I wanted to provide a review and update on the status of our company.

Reducing Costs; Improving Cash Position

Over the past 3 ½ years the focus of the operation was to stabilize the company and sell Plastic2Oil processors. The cash burn rate has been dramatically reduced by minimizing labor, consultant, legal and audit fee costs. This was achieved though bringing the work in house and finding qualified service providers. During this period, given my strong belief in the commercial and environmental value of our technology, I have personally continued to invest several million dollars to support operations while we pursued our new business strategy. Recently, other investors who share my conviction joined me and provided additional equity financing proceeds of $600,000.

Further, we negotiated the sale of our idle office building in Thorold, Canada and it is anticipated that closing will take place in January 2017. The net proceeds from the equity financing and the real estate sale will be used for working capital purposes in order to sustain company operations while we continue our efforts to pursue the license of our technology. I look forward to updating our shareholders upon the closing of the real estate transaction.

Negotiating strategic partnership

In August 2016, we announced the signing of a memorandum of understanding with a potential partner regarding the licensing of our technology and a potential sale of processor units. We are still in the process of negotiating a definitive agreement with the potential partner. If consummated, it is anticipated the first site would house two Plastic2Oil processors, and eventually may lead to deployment of processors in 15 to 20 similar facilities. We look forward to updating our shareholders upon the signing of a definitive agreement.

Industry News

Recently, it was reported that a large plastic recycling facility is planned to be constructed in central Indiana. This $350 million dollar recycling facility will include a “plastic to fuel” component. While Plastic2Oil is not involved in this project, we believe that this project further validates the potential market for plastic to fuel technology. Other similar facilities are foreseen and expected to be established in North America and worldwide, effectively enhancing the use of hydrocarbon resources while addressing costly environmental landfill issues. This past week a market intelligence firm released a report forecasting the plastic to fuel market potential.

http://www.prnewswire.com/news-releases/recycled-plastic--plastic-waste-to-oil---global-industry-analysis-2016---2024-market-to-touch-us19714-mn-by-2024-tmr-607881946.html

We continue to believe that Plastic2Oil technology is superior to any offerings from all other suppliers of similar technologies.

We are also pursuing other revenue streams from our other existing Plastic2Oil assets. For example, we are in negotiations to potentially lease out the Canadian blending facility and we are examining the possibility to resume the operations of the Niagara Falls facility on a cost-effective, limited basis in 2017. It should be noted, as was forecast last spring, the price of oil has recently rebounded to above $50 per barrel.

Governance

Consideration to expanding our management and sales team in order to effectively address processor sales is underway. We also continue to search for and evaluate potential candidates for appointment to our Board of Directors. Discussions continue with qualified candidates in both areas. Action will be taken only as financial circumstances allow.

Thank you to our shareholders for your continued support. I wish you happy holidays and a prosperous 2017.

Richard Heddle

Plastic2Oil CEO & President

About the Company

Plastic2Oil, Inc. (“P2O”) is an innovative North American fuel company that transforms unsorted, unwashed waste plastic into ultra-clean, ultra-low sulphur fuel without the need for refinement. The Company’s patent-pending Plastic2Oil® (P2O®) is a proprietary, commercially viable and scalable process designed to provide immediate economic benefit for industry, communities and government organizations faced with waste plastic recycling challenges.

With its revolutionary P2O technology, P2O has pioneered a process that has the ability to change the way the world handles waste plastic and plastic recycling. P2O is committed to environmental sustainability by diverting plastic waste from landfill and potential incineration.

The Company is also committed to the creation of green employment opportunities and a reduction in the cost of plastic recycling programs for municipalities and business.

U.S. investors can find current financial disclosure and Real-Time Level 2 quotes at http://www.otcmarkets.com/stock/PTOI/quote.

FORWARD-LOOKING STATEMENTS

The information presented in this Press Release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements with respect to management’s current beliefs, plans, strategies, objectives, goals and expectations, including expectations about the future financial or operating performance of Plastic2Oil, Inc. (the “Company”) and its projects, sales, vendor and customer contracts, capital expenditures, capital needs, government regulation of the industry, environmental risks, limitations of insurance coverage, and the timing and possible outcome of regulatory matters, including the granting of patents and permits. Words such as “expect”, “anticipate”, “intend”, “attempt”, “may”, “will”, “plan”, “believe”, “seek”, “estimate”, and variations of such words and similar expressions are intended to identify such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ materially from those expressed, implied or forecasted herein may include, without limitation, risks associated with general business, economic, competitive, political and social uncertainties; risks associated with changes in project parameters as plans continue to be refined; risks associated with failure of plant, equipment or processes to operate as anticipated; risks associated with accidents or labor disputes; risks associated in delays in obtaining governmental approvals or financing, or in the completion of development or construction activities; risks associated with financial leverage and the availability of capital; risks associated with the price of commodities and the inability of our Company to control commodity prices; risks associated with the regulatory environment within which our Company operates; risks associated with litigation including the availability of insurance; and risks posed by competition. The forward-looking statements in this press release are made as of the date of this press release. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

The Company urges readers of this press release to consider carefully the disclosures in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, which was filed on March 31, 2015.

Contact Information

Plastic2Oil, Inc.

20 Iroquois Street

Niagara Falls, NY 14303

Direct 716-278-0015